Exhibit 99.(d)(3)

AMENDED AND RESTATED SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 30th day of June, 2009, by and between MORGAN STANLEY INVESTMENT MANAGEMENT INC., a Delaware corporation (hereinafter referred to as “MSIM”), and MORGAN STANLEY INVESTMENT MANAGEMENT COMPANY, a corporation organized under the laws of Singapore (hereinafter referred to the “Local Manager”).

W I T N E S S T E T H:

WHEREAS, Morgan Stanley Institutional Fund, Inc. (the “Fund”) is a Maryland corporation engaged in business as an open-end management investment company with separate portfolios, certain of which are set forth on Schedule A, as may be amended from time to time to add or remove portfolios (with such portfolios set forth on Schedule A being the “Portfolios”), and is registered under the Investment Company Act of 1940, as amended (hereinafter referred to as the “Investment Company Act”); and

WHEREAS, MSIM and the Local Manager are engaged principally in rendering investment advisory services and are registered as investment advisers under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Local Manager is the holder of a capital markets services licence for fund management under the Securities and Futures Act (Cap. 289) of Singapore or is exempt from licensing under the Securities and Futures Act (Cap. 289) of Singapore and is the holder of a financial adviser’s licence under the Financial Advisers Act (Cap. 110) of Singapore or is exempt from licensing under the Financial Advisers Act (Cap. 110) of Singapore; and

WHEREAS, MSIM has entered into an Investment Advisory Agreement (the “Advisory Agreement”) with the Fund dated June 1, 2005, as amended from time to time, pursuant to which MSIM provides management and investment and advisory services to the Fund; and

WHEREAS, MSIM entered into an investment sub-advisory agreement with the Local Manager with respect to each Portfolio, effective as of the effective date set forth in Schedule A (the “Current Sub-Advisory Agreement”); and

WHEREAS, as of June 30, 2009, the Current Sub-Advisory Agreement was amended and restated (this “Agreement”) to incorporate amendments thereto and to make other ministerial changes designed to facilitate the administration of this Agreement; and

WHEREAS, the Local Manager is willing to provide investment advisory services to MSIM in connection with the Fund’s operations on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Local Manager and MSIM hereby agree as follows:

ARTICLE I

DUTIES OF THE LOCAL MANAGER

MSIM hereby employs the Local Manager to act as investment adviser to MSIM and to furnish the investment advisory services described below, subject to the broad supervision of MSIM and the Fund, for the period and on the terms and conditions set forth in this Agreement.  The Local Manager hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein.  The Local Manager and its affiliates shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

The Local Manager shall have the right to make unsolicited calls on MSIM and shall provide MSIM with such investment research, advice and supervision as the latter may from time to time consider necessary for the proper supervision of the assets of the Portfolios; shall furnish continuously an investment program for the Portfolios and shall make recommendations from time to time as to which securities shall be purchased, sold or exchanged and what portion of the assets of each of the Portfolios shall be held in the various securities in which the Portfolio invests, options, futures, options on futures or cash; all of the foregoing subject always to the restrictions of the Articles of Incorporation and By-Laws of the Fund, as they may be amended and/or restated from time to time, the provisions of the Investment Company Act and the statements relating to the Portfolio’s investment objective(s), investment restrictions as the same are set forth in the currently effective prospectus and statement of additional information relating to the shares of the Fund under the Securities Act of 1933, as amended (the “Prospectus” and “Statement of Additional Information,” respectively).  The Local Manager shall make recommendations and effect transactions with respect to foreign currency matters, including foreign exchange contracts, foreign currency options, foreign currency futures and related options on foreign currency futures and forward foreign currency transactions.  The Local Manager shall also make recommendations or take action as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the portfolio securities of the Fund shall be exercised.

The Local Manager will not hold money on behalf of MSIM or the Fund, nor will the Local Manager be the registered holder of the registered investments of MSIM or the Fund or be the custodian of documents or other evidence of title.

ARTICLE II

ALLOCATION OF CHARGES AND EXPENSES

The Local Manager assumes and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement and shall at its own expense provide the office space, equipment and facilities necessary to provide the services which it is obligated to provide under Article I hereof and shall pay all compensation of officers of the Fund and all Directors of the Fund who are affiliated persons of the Local Manager.

ARTICLE III

COMPENSATION OF THE LOCAL MANAGER

For the services rendered, the facilities furnished and expenses assumed by the Local Manager, MSIM shall pay to the Local Manager a fee in an amount to be determined from time to time by MSIM and the Local Manager but in no event in excess of the amount that MSIM actually received for providing services to the Fund pursuant to the Advisory Agreement.  The fee currently paid by MSIM to the Local Manager in respect of each Portfolio is set forth on Schedule A, as may be amended from time to time.

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ARTICLE IV

LIMITATION OF LIABILITY OF THE LOCAL MANAGER

The Local Manager shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the performance of sub-advisory services rendered with respect to the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder.  As used in this Article IV, the Local Manager shall include any affiliates of MSIM performing services for MSIM contemplated hereby and directors, officers and employees of the Local Manager and such affiliates.

Each Portfolio shall be severally (and not jointly) liable for its own fees, costs, expenses and other liabilities attributable to such Portfolio, and no Portfolio shall be responsible for any liabilities in connection with any other Portfolio.

ARTICLE V

ACTIVITIES OF THE LOCAL MANAGER

The services of the Local Manager to the Fund are not to be deemed to be exclusive, the Local Manager and any person controlled by or under common control with the Local Manager (for purposes of this Article V referred to as “affiliates”) being free to render services to others.  It is understood that Directors, officers, employees and shareholders of the Fund are or may become interested in the Local Manager and its affiliates, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Local Manager and its affiliates are or may become similarly interested in the Fund, and that the Local Manager and directors, officers, employees, partners and shareholders of its affiliates may become interested in the Fund as shareholders or otherwise.

ARTICLE VI

COMPLIANCE WITH APPLICABLE LAWS AND REGULATIONS

The Local Manager shall obtain and at all times maintain and comply with the terms of all relevant authorisations, licences, consents, approvals and registrations and comply with all relevant laws and regulations, necessary for the purpose of performing any of its duties and obligations under this Agreement.  The Local Manager shall inform MSIM as soon as possible if at any time the Local Manager becomes unable to comply with the terms of or maintain any such authorisations, licences, consents, approvals or registrations.

ARTICLE VII

DURATION AND TERMINATION OF THIS AGREEMENT

This Agreement shall become effective with respect to each Portfolio for an initial period of up to two years from the effective date set forth opposite such Portfolio’s name on Schedule A hereto, and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Directors of the Fund or by the vote of a majority of the outstanding voting securities of the Portfolio and (ii) a majority of those Directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

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This Agreement may be terminated at any time with respect to a Portfolio, without the payment of any penalty, by MSIM, by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio, or by the Local Manager, on sixty days’ written notice to the other party.  This Agreement shall automatically terminate with respect to a Portfolio in the event of its assignment or in the event of the termination of the Advisory Agreement of such Portfolio.  Any termination shall be without prejudice to the completion of transactions already initiated.

ARTICLE VIII

AMENDMENTS TO THIS AGREEMENT

This Agreement may be amended with respect to a Portfolio by the parties only if such amendment is specifically approved by (i) the Directors of the Fund or by the vote of a majority of outstanding voting securities of the Portfolio and (ii) a majority of those Directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

ARTICLE IX

DEFINITIONS OF CERTAIN TERMS

The terms “vote of a majority of the outstanding voting securities,” “assignment,” “affiliated person” and “interested person” used in this Agreement, shall have the respective meanings specified in the Investment Company Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

ARTICLE X

GOVERNING LAW

This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act.  To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

MORGAN STANLEY INVESTMENT MANAGEMENT INC.

By:	/s/ Randy Takian
	Name:	Randy Takian
	Title:	President

MORGAN STANLEY INVESTMENT MANAGEMENT COMPANY

By:	/s/ James Cheng
Name: James Cheng
Title: Managing Director

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SCHEDULE A
As of September 17, 2014

Name of Portfolio	Effective Date of Agreement and any amendments entered into prior to June 30, 2009	Fee
Asian Equity Portfolio	Effective Date: 12/08/10	MSIM will pay the Local Manager on a monthly basis an aggregate amount equal to 50% of the net advisory fees MSIM receives from the Fund during such period, after taking into account any fee waivers.

Emerging Markets Leaders Portfolio	Effective Date: 09/17/14

The Fund may have portfolio managers from one or more sub-advisers and from MSIM. MSIM will retain 50% of the net advisory fees it receives from the Fund, after taking into account any fee waivers. The remaining 50% will be split among MSIM, the Local Manager and any other sub-adviser, and paid out on a monthly basis, (i) with respect to the Local Manager and MSIM, based on the relative percentage of assets under management of the funds and accounts in the strategy managed by each of the Local Manager and MSIM, respectively, and (ii) with respect to each other sub-adviser, based on the services provided by each other sub-adviser, as may be determined periodically.

Emerging Markets Portfolio	Effective Date: 04/25/06

The Fund may have portfolio managers from one or more sub-advisers and from MSIM. MSIM will retain 50% of the net advisory fees it receives from the Fund, after taking into account any fee waivers. The remaining 50% will be split among MSIM, the Local Manager and any other sub-adviser, and paid out on a

Sch. A-1

Name of Portfolio	Effective Date of Agreement and any amendments entered into prior to June 30, 2009	Fee

monthly basis, (i) with respect to the Local Manager and MSIM, based on the relative percentage of assets under management of the funds and accounts in the strategy managed by each of the Local Manager and MSIM, respectively, and (ii) with respect to each other sub-adviser, based on the services provided by each other sub-adviser, as may be determined periodically.

Global Franchise Portfolio	Effective Date: 04/23/09

The Fund may have portfolio managers from one or more sub-advisers and from MSIM.  Effective September 1, 2010, MSIM will retain 50% of the net advisory fees it receives from the Fund, after taking into account any fee waivers. The remaining 50% will be split between MSIM, the Local Manager and any other sub-adviser, and paid out on a monthly basis, based on relative percentage of the “total amount of compensation” of each of the Fund’s portfolio managers. The “total amount of compensation” is comprised of base salary, plus cash bonus, plus long-term incentive compensation.

Global Quality Portfolio	Effective Date: 05/30/13

The Fund may have portfolio managers from one or more sub-advisers and from MSIM.  MSIM will retain 50% of the net advisory fees it receives from the Fund, after taking into account any fee waivers. The remaining 50% will be split between MSIM, the Local Manager and any other sub-adviser,

Sch. A-2

Name of Portfolio	Effective Date of Agreement and any amendments entered into prior to June 30, 2009	Fee

and paid out on a monthly basis, based on relative percentage of the “total amount of compensation” of each of the Fund’s portfolio managers. The “total amount of compensation” is comprised of base salary, plus cash bonus, plus long-term incentive compensation.

Global Real Estate Portfolio	Effective Date: 04/25/06

The Fund may have portfolio managers from one or more sub-advisers and from MSIM. Effective January 1, 2009, MSIM will retain 50% of the net advisory fees it receives from the Fund, after taking into account any fee waivers. The remaining 50% will be split between MSIM, the Local Manager and any other sub-adviser, and paid out on a monthly basis, based on the relative percentage of assets under management of the Fund managed by the Local Manager, each other sub-adviser and MSIM, as may be determined periodically.

International Equity Portfolio	Effective Date: 04/01/09

The Fund may have portfolio managers from one or more sub-advisers and from MSIM.  Effective September 1, 2010, MSIM will retain 50% of the net advisory fees it receives from the Fund, after taking into account any fee waivers. The remaining 50% will be split between MSIM, the Local Manager and any other sub-adviser, and paid out on a monthly basis, based on relative percentage of the “total amount of compensation” of each of the Fund’s portfolio managers. The “total amount

Sch. A-3

Name of Portfolio	Effective Date of Agreement and any amendments entered into prior to June 30, 2009	Fee
of compensation” is comprised of base salary, plus cash bonus, plus long-term incentive compensation.

International Real Estate Portfolio	Effective Date: 04/25/06

The Fund may have portfolio managers from one or more sub-advisers and from MSIM. Effective January 1, 2009, MSIM will retain 50% of the net advisory fees it receives from the Fund, after taking into account any fee waivers. The remaining 50% will be split between MSIM, the Local Manager and any other sub-adviser, and paid out on a monthly basis, based on the relative percentage of assets under management of the Fund managed by the Local Manager, each other sub-adviser and, as may be determined periodically.

Select Global Infrastructure Portfolio	Effective Date: 06/18/10

The Fund may have portfolio managers from one or more sub-advisers and from MSIM. MSIM will retain 50% of the net advisory fees it receives from the Fund, after taking into account any fee waivers. The remaining 50% will be split between MSIM, the Local Manager and any other sub-adviser, and paid out on a monthly basis, based on the relative percentage of assets under management of the Fund managed by the Local Manager, each other sub-adviser and, as may be determined periodically.

Sch. A-4